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                                                      FILED - 96 DEC 31 PM 4:16
                                                             SECRETARY OF STATE
                                                           TALLAHASSEE, FLORIDA

                               ARTICLES OF MERGER
                                       OF
                     SPACE AGENCY, INC., A UTAH CORPORATION
                                      INTO
                 MAGICSPACE CORPORATION, A FLORIDA CORPORATION



         Pursuant to the provisions or 607.1101, 607.1105 and 607.1107 of the Florida Business Corporation Act (the "Act"), SPACE AGENCY, INC., a Utah corporation ("Space Agency") and MAGICSPACE CORPORATION, a Florida corporation (the "Survivor") adopt the following Articles of Merger for the purpose or merging SPACE AGENCY with and into the Survivor.

         FIRST:  The Plan of Merger is attached hereto as Exhibit A.

         SECOND: The Plan of Merger was adopted by the Board of Directors and shareholders of each of Space Agency and the Survivor by unanimous written consent in accordance with the provisions of Section 607.1103 of the Act as of December 30, 1996.

         IN WITNESS WHEREOF, these Articles of Merger have been executed on behalf of the parties hereto as of the 30th day of December, 1996.

SPACE AGENCY, INC.



By: /s/ John W. Ballard
    ---------------------------------
       John W. Ballard, President


MAGICSPACE CORPORATION


By: /s/ Brad Krassner
    ---------------------------------
        Brad Krassner, President